Exhibit 99.1

NextPlat Announces Record Full Year 2021 Revenue Driven by Demand for Satellite Connectivity and Services and Ends Year with $17.3M or $2.45 Per Share in Cash

E-Commerce Sales Reflect All-Time High Demand for Critical Communications Products and Services as Company Transitions to its Next Generation Digital Platform

COCONUT GROVE, FL – March 31, 2022 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global e-commerce provider, today announced financial results for the fiscal year ended December 31, 2021.

Financial highlights of the year ended December 31, 2021 included:

●	Net sales for the fiscal year reached a record of $7,739,910, an increase of over 36% from the year end results reported in the comparable period in 2020. Driving the sales increase was continued strong global demand for satellite-based connectivity and communications, including IoT satellite asset tracking sales which increased 174% during the year.
●	Continuing strong demand in the UK, major European markets and in North America drove increased sales at the Company’s Global Telesat Communications Ltd. (“GTC”) unit in the U.K. by more than 43% and at the Company’s US unit, Orbital Satcom Corp. (“OSC”), by more than 22%.
●	The Company completed sales transactions with more than 15,000 customers located in 125 countries including all 27 countries in the EU, all 50 US states, and many countries in Africa, Asia, the Middle East, and South America.
●	Gross profit margins for the year ended December 31, 2021 improved to 24% versus 21% reported in the same period ended December 31, 2020, driven by increased sales of higher-margin products and increased sales of recuring airtime plans.
●	Net loss for the year ended December 31, 2021, was $8,107,662 compared to a net loss of $2,763,375 reported for the year ended December 31, 2020. The increased loss was primarily caused by non-cash charges related to stock-based compensation of approximately $3.76 million due to the recruitment of senior management, as well as increased salary costs associated with the of hiring additional employees, and professional fees including legal and accounting services related to the Company’s listing on Nasdaq and subsequent capital raises.
●	The Company ended the year with approximately $17.3 million in cash.

“2021 was a pivotal year in the development and evolution of our company, building upon a strong e-commerce foundation serving customers in 125 countries. Late in 2021, supported by the raising of over $16 million from management and strategic investors, we started to make a series of investments into the Company including increasing inventory levels, personnel and the information technology infrastructure needed to support our long-term vision and plan. I am pleased by our team’s performance especially in light of the many challenges brought on by the pandemic and the major disruptions to supply chains which restrained our ability to fully meet customer demand. Together with our expanded board of directors, our management team is committed to further growing the reach and capabilities of the robust platform we have built,” said Charles M. Fernandez, Executive Chairman and CEO of NextPlat.

David Phipps, President of NextPlat and CEO of Global Operations, added, “Our strong top-line performance and organic growth in 2021 was made possible through the combination of our deep expertise in connectivity solutions utilizing next-generation satellite technology and our highly scalable and diversified global e-commerce capabilities. Despite limited funds from which to secure inventory prior to our Nasdaq listing at the end of the second quarter, and the ongoing disruptions caused by the global pandemic, our team was able to expand our reach into new geographies, launch new marketplaces and offer customers new products and solutions. As we entered 2022, we are building upon our successes as demand continues to exceed our expectations driven by the surging needs for critical communications products and services. Although significant ongoing supply chain disruption remains, we continue to work closely with our large global partner network as we strive to secure additional inventory to meet dramatically increased customer demand.”

Operational and organizational highlights of the year ended December 31, 2021, and recent developments included:

●	The Company uplisted its shares to Nasdaq in May 2021 and secured over $16 million in new growth capital which it is investing into its infrastructure to support its move to expand its business to embrace the future of e-commerce including the introduction and launch of new capabilities, joint ventures and acquisitions.
●	Enhanced the Company’s senior management team with key additions in business development, operations and finance including Douglas S. Ellenoff, Andrew Cohen and Paul R. Thomson. The Company also expanded its board of directors with the addition of several highly accomplished and experienced commercial, government and military leaders including Kendall Carpenter, Louis Cusimano, Lt. General (Ret), John E. Miller, and Rodney Barreto.
●	Launched its Alibaba storefront serving Business-to-Business customers worldwide and expanded its global e-commerce footprint with the initial launch of several new global storefronts and OSAT trademark-branded Amazon stores.
●	Executed new services and partner agreements with several satellite constellation operators for IoT tracking and remote connectivity services.
●	Added staff in management, sales, finance, marketing, and administrative functions across the organization to support anticipated growth of the Company’s e-commerce platform and operations.
●	Continued the implementation of a new Enterprise Resource Planning system (“ERP”) to unify business operations, including centralized inventory management of the Company’s e-commerce storefronts and marketplaces. The new ERP infrastructure is expected to significantly streamline sales operations and facilitate a rapid and significant rollout of additional marketplaces and product listings during the second quarter of 2022.
●	In January 2022, the Company officially changed its name from Orbsat Corp to NextPlat Corp, reflecting its new business strategy and vision embracing the future of e-commerce and commitment to serve as a growth platform for companies of all kinds. Expanding beyond its current global network of online storefronts serving thousands of consumers, enterprises, and governments, NextPlat intends to develop a next generation platform for digital assets built for web3 called NextPlat Digital. The goal of NextPlat Digital will be to facilitate the creation/minting, purchase and sale of a broad range of non-fungible token (“NFT”) products, including, but not limited to, art, music, collectables, digital real estate, video games and game items. The Company anticipates that NextPlat Digital will be launched by the fourth quarter of 2022.
●	The first quarter of 2022 has started strongly, driven by unprecedented global demand for critical satellite, radio and commercial and personal IoT communications devices. During the period, the Company achieved several important performance milestones including robust growth in several key markets, higher average transaction values, and direct (non-marketplace) sales reaching record levels. In an effort to further support new and existing consumers, businesses, public safety and government customers, the Company has made additional inventory commitments.

Mr. Fernandez concluded, “The achievements and developments of 2021, including the unprecedented demand we are experiencing in our markets for satellite communications products and services, has created a foundation that will support NextPlat’s continued growth in the year ahead. Powered by our large global e-commerce network, over the coming few weeks, we will further execute against our strategic plan to broaden our offerings to include new public and private market places designed to assist clients and their brands in capitalizing on the value of their physical and digital assets.”

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets for physical and digital assets. The Company intends to collaborate with businesses, optimizing their ability to sell their goods online, domestically, and internationally, and enabling customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-commerce communications services division through its Global Telesat Communications Ltd and Orbital Satcom Corp business units that offer voice, data, tracking, and IoT services to customers worldwide through multiple global storefronts.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for physical and digital assets, transact business in crypto currencies and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net